IDEXX Laboratories Announces Second Quarter Results

- Delivers 9% organic revenue growth and $1.10 EPS, driven by double-digit gains in Companion Animal Group Diagnostics recurring revenues

- Raises 2014 organic revenue growth guidance from 8%-9% to 9%-9.5%

- Announces plan to move to an all-direct product distribution model for US Companion Animal Group Diagnostics in 2015, expected to provide incremental ongoing recurring revenues and accretive profit benefits post transition

WESTBROOK, Maine, July 25, 2014 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that revenues for the second quarter of 2014 increased 11% versus the prior year period to $390 million. Organic revenue growth1 for the second quarter of 2014 versus the prior year period was 9%, or 10% normalized for changes in distributor inventory2. Earnings per diluted share ("EPS") for the quarter ended June 30, 2014 increased 11% from the prior year period to $1.10.

"In the second quarter, we continued to accelerate our growth momentum. Companion Animal Group Diagnostics recurring normalized organic revenues expanded at double-digit rates in both North America and international markets. Instrument placements were very strong, supported by nearly 800 Catalyst placements globally. The Catalyst One™ introductory offer in North America is resonating with veterinarians, where over 60% of Catalyst placements are going to competitive customer accounts. We are seeing clear benefits from our investments in innovation and enhanced commercial capability globally, including our transformation of the North American diagnostic sales and marketing organization in 2013," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"Building on this progress, we are announcing today plans to move from a hybrid to an all-direct product distribution model in the US for Companion Animal Group diagnostics in 2015. Under this approach, we intend to take orders, ship product, invoice and receive payment, and recognize revenue for all rapid assay test kits and instrument consumables in the US, aligning with our direct model for instruments, reference lab services, and other CAG products and services," Ayers commented.

"Moving to an all-direct product distribution in the US is a natural evolution of our business model. It aligns with both our strategy to provide an integrated diagnostic solution with world class in-house and reference lab modalities and our US sales transformation to a Veterinary Diagnostic Consultant sales role that serves our customers for our full diagnostic offering. Our new customer-centric sales model, implemented in 2013, has been highly effective and is gaining momentum each new quarter. The change to an all-direct product distribution approach will allow a significant expansion in our direct sales coverage and capacity, including an estimated 40% increase in the Veterinary Diagnostic Consultant field sales role and a 60% increase in customer field call frequency. With this increase, we will be much better equipped to support our US veterinary customers' growth in the use of IDEXX diagnostics to provide the best medical care for their patients and clients. The change will result in an incremental annual $50 million to $55 million, or 5%, increase in our fast growing recurring diagnostic revenue, with accretive profit benefits that will scale over time, following the transition to the new model."

Second Quarter Financial Performance Highlights

Second quarter revenues reached $390 million, an 11% increase compared to the prior year period, reflecting strong performance across regions and business segments.

  Companion Animal Group ("CAG") organic revenue growth was nearly 10% for the second quarter of 2014 compared to the prior year period. Normalized CAG Diagnostics recurring organic revenue growth was nearly 12%, primarily driven by 13% gains in IDEXX VetLab® consumables and 11% growth in reference lab services.
  Catalyst and hematology instrument placements increased 34% and 13%, respectively, in the second quarter of 2014, compared to the prior year period. Instrument revenues in the second quarter of 2014 declined 10% organically, compared to the prior year period, reflecting approximately $3 million in deferred revenue from placements associated with the Catalyst One introductory offer.
  Livestock, Poultry and Dairy ("LPD") organic revenues grew 6% for the second quarter of 2014, compared to the prior year period, benefitting mainly from increased sales in China and New Zealand.
  Organic revenues for Water in the second quarter of 2014 grew over 7%, compared to the prior year period, supported by strong gains in North America and Asia.

Operating margins for the second quarter of 2014 were consistent with expectations. Gross margins were basically flat compared to the prior year period, with improvements from price offset in part by the absence of prior year foreign exchange hedging gains and higher freight and distribution costs. Operating expenses for the second quarter of 2014 increased 14%, compared to the prior year period, reflecting planned increases in global commercial resources.

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months and six months ended June 30, 2014.

Long Term Debt Expansion

On July 21, 2014, the Company issued and sold to accredited institutional investors through a private placement an aggregate principal amount of $125 million of its senior notes consisting of $50 million of seven-year notes at an interest rate of 3.32% and $75 million of ten-year notes at an interest rate of 3.76%. On July 22, 2014, the Company also executed an agreement for a private placement of an additional $75 million of its twelve-year senior notes at an interest rate of 3.72% with funding anticipated to occur in September 2014. The proceeds from the offerings will be used to reduce outstanding amounts under our recently expanded $700 million revolving credit facility.

Increase in Share Repurchase Program

The IDEXX Board of Directors has authorized the repurchase by the Company of up to an additional five million shares of its common stock under its ongoing share repurchase program. Repurchases may be made in the open market (including through Rule 10b5-1 plans) or in negotiated transactions. These shares are in addition to the 1,412,333 shares remaining under the Company's share repurchase program as of June 30, 2014, pursuant to previous Board authorization.

Transition to an All-Direct Product Distribution Model in the US

The Company plans to transition to an all-direct product distribution model in the US effective January 1, 2015 for rapid assay test kits and instrument consumables, upon completion and expiration of our current annual contracts with our US distribution partners.

The Company will significantly enhance its go-to-market capability as a part of this change through the addition of Veterinary Diagnostic Consultants and sales specialists, inside sales and customer support resources, field service representatives, as well as a new regionally-based Professional Service Veterinarian capability. The Company will also expand its US warehouse and distribution capabilities primarily through use of third-party logistics providers.

Consistent with a direct sales approach, the Company will recognize revenue at the veterinary practice level on rapid assay test kits and instrument consumables, instead of at distribution, capturing an additional $50 million to $55 million in annual revenue beginning in 2015. The Company estimates that annual operating profit associated with this growing revenue stream will increase approximately $5 million to $8 million in 2015, before transitional impacts, with accretive benefits that will scale over time.

The Company will incur transition costs in implementing the all-direct product distribution approach in the US. For 2014, this will include approximately $8 million in incremental expense as the Company ramps up sales and operating resources ahead of the planned January 1, 2015 introduction of the new model. The Company also expects to incur approximately $10 million to $12 million in non-recurring expenses in the second half of 2014 associated with project management and other one-time costs required to implement the new model. Combined, the Company estimates these transition costs will reduce reported EPS by approximately $0.23-$0.25 in 2014.

In 2015, transitional impacts will be primarily related to the drawdown of inventory held by distributors at the end of the year. The Company's financial outlook assumes that distributors will hold approximately 3.5 weeks of inventory at the end of 2014, consistent with prior trends. The Company estimates that the drawdown of this inventory will occur primarily in the first quarter of 2015 and will result in a one-time reduction in projected revenue and operating profit of $30 million to $35 million, and $23 million to $27 million, respectively. Additionally, the Company expects to incur $2 million to $3 million in remaining project management expenses in early 2015.

Outlook for 2014

GAAP and Non-GAAP Outlook

Management believes that including the following non-GAAP financial measures of EPS (As Adjusted) in the Company's outlook for the year ending December 31, 2014 is useful to provide supplemental information regarding the performance of our business and to facilitate period-over-period comparisons of the performance of our business.

The following guidance reflects performance before financial impacts from the transition to an all-direct product distribution model, which management believes helps investors understand the Company's fundamental operating performance.

The Company has increased the top end of its organic revenue growth guidance by 50 basis points reflecting the strong momentum in the Company's CAG Diagnostics recurring revenues and better than expected year-to-date performance in LPD. Operating margin is expected to be in line with the Company's previous guidance of relatively consistent operating margins for the full year compared to 2013. The operating profit increase associated with higher revenue is partially offset by higher interest expense of approximately $0.02 per share associated with the expansion of long-term debt. The following table summarizes this guidance:

Amounts in millions except per share data
	Guidance Range	Year-over- Year Growth
Revenue	$1,510 - $1,520	9.0% to 9.5%[1]
EPS (As Adjusted) [2]	$3.79 - $3.86	11% to 14%
Free Cash Flow[3]	95% - 100% of net income
Capital Expenditures	~ $80	-

[1]Organic revenue growth.  The deferred revenue impacts of our Catalyst One introductory offer reduces organic revenue growth guidance for 2014  by 0.5%.  Reported revenue growth for 2014 is projected at 10.0% to 10.5%.

2EPS (As Adjusted) and year-over-year growth of EPS (As Adjusted) are non-GAAP financial measures and exclude, as applicable, 2014 transitional expenses associated with the new all-direct product distribution model, a charge resulting from a third-party service provider bankruptcy in 2013, the impact of the retroactive extension of the Federal R&D tax credit associated with the 2012 tax year that was recorded in the first quarter of 2013, the full year impact of the 2013 Federal R&D tax credit, and the net impacts of changes in foreign currency exchange rates.  Refer to the reconciliation of EPS to EPS (As Adjusted) in the table below.

[3]Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets.  Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. See the Supplementary Analysis of Results below for our calculation of free cash flow for the six months ended June 30, 2014 and 2013.  With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

As noted above, the Company expects to incur transitional costs in 2014 associated with the change to an all-direct product distribution model in the US. These expenses are expected to reduce 2014 operating profit and EPS by approximately $18 million to $20 million and $0.23-$0.25, respectively. The following table reconciles EPS to EPS (As Adjusted) for these transitional items and other adjustments to the 2013 base year that management believes facilitate period-over-period comparisons of the performance of the Company's business:

	Guidance Range 2014		2013
	Low	High
EPS	$3.54	$3.63	$3.48

Incremental expenses associated with plan to transition to all-direct product distribution for US Companion Animal Group Diagnostics:
- Non-recurring transition costs	$0.15	$0.13
- Expense ramp-up in advance of January 1, 2015 transition to new model	$0.10
Third-party service provider bankruptcy	-	-	$0.05
Federal R&D tax credit related to 2012 and 2013	-	-	($0.10)
Net changes in foreign currency exchange rates	-	-	($0.03)

EPS (As Adjusted)	$3.79	$3.86	$3.40
Year-over-Year Growth of EPS (As Adjusted)	11%	14%

The above guidance reflects the assumptions that the value of the US dollar relative to other currencies will remain at our current assumptions of the euro at $1.35, the British pound at $1.69, the Canadian dollar at $0.94, the Australian dollar at $0.94 and the Japanese yen at ¥102 to the US dollar for the balance of 2014, and that the Federal R&D tax credit is not renewed for 2014.

2015 Preliminary Outlook

The baseline preliminary outlook for 2015, before the impact of the transition to an all-direct product distribution model, is for 9% to 10% organic revenue growth reflecting our accelerating momentum in the Company's business. Operating margins, excluding previously described transitional impacts in both 2014 and 2015, are expected to be relatively flat next year.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1059 or 1-612-332-0107 and reference confirmation code 331727. An audio replay will be available through Friday, August 1, 2014 by dialing 1-320-365-3844 and referencing replay code 331727.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at http://www.idexx.com and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,900 people and offers products to customers in over 175 countries.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release: To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See reconciliations included elsewhere in this earnings release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Note Regarding Forward-Looking Statements
This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectation of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including a newly announced all-direct product distribution model in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's distributors; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of increased competition, technological advances by our competitors; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed with the Securities and Exchange Commission.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

____________________________________

1 Organic revenue growth is not a measure defined by generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as a non-GAAP financial measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. Organic revenue growth for the second quarter of 2014 excludes the impact of changes in foreign currency exchange rates, which contributed 0.5% to revenue growth, and revenue from business acquisitions, which contributed 0.8% to revenue growth. See the Supplementary Analysis of Results below for a reconciliation of reported revenue growth to organic revenue growth.

2 Normalized organic revenue growth is a non-GAAP financial measure. Management believes that reporting normalized organic revenue growth provides useful information to investors by facilitating easier comparisons of our organic revenue growth performance with prior and future periods. Our rapid assay products and VetLab instrument consumables are sold by third party distributors, who purchase products from us and sell them to end users, such as veterinary practices. As a result, distributor inventory levels have an impact on our reported sales, and distributor inventory levels may be affected by many factors, which may not be directly related to underlying end-user demand for our products. Normalized organic revenue growth excludes the impact of changes in our significant distributors' inventory levels on organic revenue growth for the relevant period. We are unable to obtain data for sales to end users from certain less significant third party distributors internationally. We do not believe the impact of changes in these international distributors' inventories would have a material impact on our growth rates. Further reconciliation of organic revenue growth to normalized organic revenue growth for the second quarter of 2014 includes the following negative impacts to organic revenue growth from changes in our significant distributors' inventory levels; Total Company 0.7%, CAG Diagnostics Recurring 1.0%, VetLab consumables 1.1%, and Rapid Assay 3.4%. See the Supplementary Analysis of Results below for a reconciliation of reported revenue growth to organic revenue growth.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2014	2013	2014	2013
Revenue:	Revenue	$ 390,122	$ 352,583	$ 750,325	$ 684,688
Expenses and
Income:	Cost of revenue	171,604	154,885	329,710	303,018
	Gross profit	218,518	197,698	420,615	381,670
	Sales and marketing	68,020	57,896	135,868	117,294
	General and administrative	41,846	38,858	82,935	80,488
	Research and development	25,433	22,181	48,547	43,939
	Income from operations	83,219	78,763	153,265	139,949
	Interest expense, net	(2,477)	(735)	(4,780)	(1,125)
	Income before provision for income taxes	80,742	78,028	148,485	138,824
	Provision for income taxes	23,498	24,029	44,648	39,959
Net Income:	Net income	57,244	53,999	103,837	98,865
	Less: Noncontrolling interest in subsidiary's
	earnings	26	4	34	11
	Net income attributable to stockholders	$ 57,218	$ 53,995	$ 103,803	$ 98,854
	Earnings per share: Basic	$ 1.12	$ 1.01	$ 2.02	$ 1.83
	Earnings per share: Diluted	$ 1.10	$ 0.99	$ 1.99	$ 1.80
	Shares outstanding: Basic	51,125	53,670	51,369	54,125
	Shares outstanding: Diluted	51,795	54,386	52,080	54,955

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2014	2013	2014	2013
Operating	Gross profit	56.0%	56.1%	56.1%	55.7%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	28.2%	27.4%	29.2%	28.9%
revenue):	Research and development expense	6.5%	6.3%	6.5%	6.4%
	Income from operations(1)	21.3%	22.3%	20.4%	20.4%

(1)Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		June 30,	Percent of	June 30,	Percent of
		2014	Revenue	2013	Revenue
Revenue:	CAG	$ 326,697		$ 295,834
	Water	24,487		22,384
	LPD	32,739		28,278
	Other	6,199		6,087
	Total	$ 390,122		$ 352,583

Gross Profit:	CAG	$ 181,343	55.5%	$ 161,704	54.7%
	Water	16,107	65.8%	15,044	67.2%
	LPD	20,801	63.5%	15,254	53.9%
	Other	2,743	44.2%	3,069	50.4%
	Unallocated Amounts	(2,476)	N/A	2,627	N/A
	Total	$ 218,518	56.0%	$ 197,698	56.1%

Income from
Operations:	CAG	$ 70,348	21.5%	$ 63,358	21.4%
	Water	10,064	44.1%	9,913	44.3%
	LPD	7,323	22.4%	3,215	11.4%
	Other	(249)	(4.0%)	841	13.8%
	Unallocated Amounts	(4,267)	N/A	1,436	N/A
	Total	$ 83,219	21.3%	$ 78,763	22.3%

		Six Months Ended		Six Months Ended
		June 30,	Percent of	June 30,	Percent of
		2014	Revenue	2013	Revenue
Revenue:	CAG	$ 682,285		$ 572,774
	Water	45,908		43,050
	LPD	64,090		56,317
	Other	12,042		12,547
	Total	$ 750,325		$ 684,688

Gross Profit:	CAG	$ 346,872	55.2%	$ 311,942	54.5%
	Water	30,038	65.4%	28,538	66.3%
	LPD	40,642	63.4%	31,130	55.3%
	Other	6,144	51.0%	6,257	49.9%
	Unallocated Amounts	(3,081)	N/A	3,803	N/A
	Total	$ 420,615	56.1%	$ 381,670	55.7%

Income from
Operations:	CAG	$ 126,212	20.1%	$ 114,666	20.0%
	Water	18,180	39.6%	18,268	42.4%
	LPD	13,783	21.5%	8,051	14.3%
	Other	340	2.8%	1,276	10.2%
	Unallocated Amounts	(5,250)	N/A	(2,312)	N/A
	Total	$ 153,265	20.4%	$ 139,949	20.4%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG	$326,697	$295,834	$30,863	10.4%	0.4%	0.1%	9.9%
Water	24,487	22,384	2,103	9.4%	0.8%	1.3%	7.3%
LPD	32,739	28,278	4,461	15.8%	2.2%	7.5%	6.1%
Other	6,199	6,087	112	1.8%	0.3%	-	1.5%
Total	$390,122	$352,583	$37,539	10.6%	0.5%	0.8%	9.3%

Net Revenue	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

United States	$225,336	$205,350	$19,986	9.7%	-	-	9.7%
International	164,786	147,233	17,553	11.9%	1.4%	1.9%	8.6%
Total	$390,122	$352,583	$37,539	10.6%	0.5%	0.8%	9.3%

Net CAG Revenue	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

CAG Diagnostics recurring revenue:	$281,596	$253,256	$28,340	11.2%	0.5%	0.1%	10.6%
VetLab consumables	89,113	78,776	10,337	13.1%	0.7%	-	12.4%
VetLab service and accessories	13,512	12,506	1,006	8.0%	0.8%	-	7.2%
Rapid assay products	49,493	46,057	3,436	7.5%	0.1%	-	7.4%
Reference laboratory diagnostic and consulting services	129,478	115,917	13,561	11.7%	0.3%	0.3%	11.1%
CAG Diagnostics capital - instruments	18,914	20,755	(1,841)	(8.9)%	1.1%	-	(10.0)%
Customer information management and digital imaging systems	26,187	21,823	4,364	20.0%	(0.5)%	-	20.5%
Net CAG revenue	$326,697	$295,834	$30,863	10.4%	0.4%	0.1%	9.9%

(1) The percentage change from currency is a non-GAAP financial measure. Effective January 1, 2014, this measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2014 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended June 30, 2013. Under the Company's methodology used prior to January 1, 2014, the Company calculated the percentage change in revenue resulting from the difference between the average exchange rates during the most recently completed three-month period and the same period of the prior year applied to foreign currency-denominated revenues for the most recently completed three-month period. This change in methodology, which was implemented to achieve operational efficiencies, is not deemed material.

(2) The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended June 30, 2014 compared to the three months ended June 30, 2013 attributed to acquisitions subsequent to March 31, 2013.

(3)Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended June 30, 2014 compared to the three months ended June 30, 2013 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

Net Revenue	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

CAG	$628,285	$572,774	$55,511	9.7%	-	0.1%	9.6%
Water	45,908	43,050	2,858	6.6%	0.3%	1.3%	5.0%
LPD	64,090	56,317	7,773	13.8%	1.7%	6.5%	5.6%
Other	12,042	12,547	(505)	(4.0)%	0.3%	-	(4.3)%
Total	$750,325	$684,688	$65,637	9.6%	0.2%	0.7%	8.7%

Net Revenue	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

United States	$432,930	$401,924	$31,006	7.7%	-	-	7.7%
International	317,395	282,764	34,631	12.2%	0.5%	1.7%	10.0%
Total	$750,325	$684,688	$65,637	9.6%	0.2%	0.7%	8.7%

Net CAG Revenue	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

CAG Diagnostics recurring revenue:	$540,370	$492,826	$47,544	9.6%	(0.1)%	0.2%	9.5%
VetLab consumables	173,434	154,561	18,873	12.2%	0.2%	-	12.0%
VetLab service and accessories	26,616	24,559	2,057	8.4%	0.3%	-	8.1%
Rapid assay products	92,552	90,140	2,412	2.7%	(0.1)%	-	2.8%
Reference laboratory diagnostic and consulting services	247,768	223,566	24,202	10.8%	(0.2)%	0.3%	10.7%
CAG Diagnostics capital - instruments	37,468	36,587	881	2.4%	1.3%	-	1.1%
Customer information management and digital imaging systems	50,447	43,361	7,086	16.3%	(0.6)%	-	16.9%
Net CAG revenue	$628,285	$572,774	$55,511	9.7%	-	0.1%	9.6%

(1) The percentage change from currency is a non-GAAP financial measure. Effective January 1, 2014, this measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2014 and the same period of the prior year applied to foreign currency-denominated revenues for the six months ended June 30, 2013. Under our Company's methodology used prior to January 1, 2014, the Company calculated the percentage change in revenue resulting from the difference between the average exchange rates during the most recently completed six-month period and the same period of the prior year applied to foreign currency-denominated revenues for the most recently completed six-month period. This change in methodology, which was implemented to achieve operational efficiencies, is not deemed material.

(2) The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the six months ended June 30, 2014 compared to the six months ended June 30, 2013 attributed to acquisitions subsequent to December 31, 2012.

(3)Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the six months ended June 30, 2014 compared to the six months ended June 30, 2013 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					June 30,	December 31,
					2014	2013
Assets:		Current Assets:
		Cash and cash equivalents			$ 305,048	$ 279,058
		Accounts receivable, net			168,641	158,038
		Inventories			145,400	133,427
		Other current assets			82,618	82,183
		Total current assets			701,707	652,706
		Property and equipment, net			286,712	281,214
		Other long-term assets, net			294,774	296,596
		Total assets			$ 1,283,193	$ 1,230,516
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 41,425	$ 29,941
		Accrued liabilities			147,245	148,919
		Debt			384,000	278,035
		Deferred revenue			27,682	21,458
		Total current liabilities			600,352	478,353
		Long-term debt, net of current portion			150,000	150,359
		Other long-term liabilities			79,911	83,590
		Total long-term liabilities			229,911	233,949

	Total stockholders' equity				452,868	518,186
	Noncontrolling interest				62	28
	Total equity				452,930	518,214
	Total liabilities and stockholders' equity				$ 1,283,193	$ 1,230,516

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2014	2014	2013	2013	2013
Selected
Balance Sheet	Days sales outstanding (1)	40.8	42.8	39.9	41.9	41.2
Information:	Inventory turns (2)	1.8	1.8	1.9	1.7	1.7

(1)  Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2014	2013
Operating:	Cash Flows from Operating Activities:
	Net income	$ 103,837	$ 98,865
	Non-cash charges	32,582	35,149
	Changes in assets and liabilities	(13,179)	(25,700)
	Tax benefit from share-based compensation arrangements	(7,960)	(5,830)
	Net cash provided by operating activities	115,280	$ 102,484
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(25,410)	(46,181)
	Proceeds from disposition of pharmaceutical product lines	-	3,500
	Acquisition of intangible assets	(175)	(659)
	Proceeds from sale of equity investment	5,400	-
	Acquisition of a business, net of cash acquired	(1,161)	-
	Net cash used by investing activities	(21,346)	(43,340)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	107,000	155,500
	Payment of notes payable	(1,394)	(480)
	Repurchases of common stock	(196,626)	(206,335)
	Debt issue costs	(1,156)	-
	Proceeds from the exercise of stock options and employee stock purchase plans	14,707	16,420
	Tax benefit from share-based compensation arrangements	7,960	5,830
	Net cash used by financing activities	(69,509)	(29,065)
	Net effect of changes in exchange rates on cash	1,565	(3,052)
	Net increase in cash and cash equivalents	25,990	27,027
	Cash and cash equivalents, beginning of period	279,058	223,986
	Cash and cash equivalents, end of period	$ 305,048	$ 251,013

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow(1)
Amounts in thousands (Unaudited)
		Six Months Ended
		June 30,	June 30,
		2014	2013
Free Cash
Flow:	Net cash provided by operating activities	$ 115,280	$ 102,484
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	7,960	5,830
	Purchases of property and equipment	(25,410)	(46,181)
	Free cash flow	$ 97,830	$ 62,133

(1) Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Share repurchases during the period	975	1,652	1,591	2,384
Average price paid per share	$ 129.77	$ 86.37	$ 126.83	$ 88.33

Shares remaining under repurchase authorization as of June 30, 2014 totaled 1,412,333. On July 16, 2014, the Board of Directors authorized the repurchase by the Company of up to an additional 5,000,000 shares.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

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